Exhibit 10.34

Page 1
Trade Secret Agreement

As of September 28, 1995

Mr. Gerard M. Dombek
13539 Sunset Ridge Lane
St. Louis, Missouri 63128

Dear Gerry:

This letter, when signed by both of us, sets forth the terms and conditions upon which you will continue to be employed by the Precoat Metals Division (the "Division") of Sequa Corporation (the "Company"), as follows:

1.

During the term of your employment hereunder, you shall be a Vice President of the Company and President and General Manager of the Division. You will report to the President of the Company and/or to any other individuals designated from time to time by the Company's Board of Directors (the "Board"). You will devote your full attention and expend your best efforts, energies and skills on an exclusive and full-time basis, to the business of the Division; provided, however, that the foregoing shall not prohibit you from owning up to five (5%) per cent of the stock of a publicly-traded company. The principal place of employment is St. Louis, or any other location of the principal operational office of the Division.

2.

In full consideration of all of the services to be rendered by you under this Agreement, the Company will pay to you a base salary at the rate of $175,000 per year during the term of your employment hereunder, payable in equal bi-weekly installments. Your base salary will be reviewed on an annual basis during the term of your employment hereunder and may be increased (but not decreased), at the sole discretion of the Board (or a committee thereof), taking into account, among other things, individual performance and general business conditions. Based upon your performance and at the sole discretion of the Board (or a committee thereof) you will also be entitled to share, on a discretionary basis, in any incentive bonus in accordance with the then current provisions of the Company's Management Incentive Bonus Plan (calculated within the range payable to corporate officers of the Company and the Division during that year), for any year that the Company determines it appropriate for the Division to pay incentive bonuses.

3.	In addition to the foregoing compensation, you shall be entitled, during the term of your employment hereunder, to the following:

(a) the use of a Company-leased automobile in accordance with Company policy generally applicable to its corporate officers as in effect from time to time hereafter;

(b)

to participate in the same retirement, medical, dental, insurance and other similar plans and programs that are generally provided by the Company to its employees, in each case in accordance with the terms and subject to the conditions of such plans and programs as in effect from time to time hereafter (including deduction by the Company from your compensation of such amounts as may be necessary for the maintenance of such coverage);

	(c)	paid vacation and holidays in accordance with Company policy generally applicable to its corporate officers as in effect from time to time hereafter;

(d)

reimbursement of all authorized and reasonable travel, entertainment and other expenses paid or incurred by you in the performance of your business obligations hereunder, upon presentation of receipts or other appropriate evidence of such expenses as the Company may request from time to time hereafter; and

	(e)	reimbursement of the monthly dues, fees and assessments of the St. Albans Country Club, St. Louis, Missouri (but not for any other expenses related to such club membership).

4.

All of the foregoing compensation and benefits shall be subject to the payment by you of applicable federal, state and local taxes and the withholding of such taxes by the Company as may be required by applicable laws.

5.	(a)

The term of your employment hereunder is for a period commencing as at the date hereof and ending December 31, 1997, subject, however to earlier termination pursuant to the provisions of subparagraphs 5(b) or (c) below.

(b)

In the event of your death at any time during the term hereof, your employment by the Company shall be deemed to have ceased as of the date of your death without notice to your estate. If, during any twelve (12) month period (not limited to a calendar year), you are absent from employment or substantially unable to perform such duties as are required of you pursuant to the provisions hereof by reason of illness or other incapacity, or any other cause of whatsoever nature, for more than ninety (90) days in the aggregate, the Company may, upon at least ten (10) days prior written notice to you (which notice shall fix the date of termination) terminate the term of your employment hereunder. Upon the termination of the term of your employment hereunder as aforesaid, the Company shall be relieved of any and all further obligations to you arising out of this Agreement, except for benefits available to you under the Company's retirement plan, savings plan, disability program (if applicable), and any accrued and unpaid salary and vacation benefits, and authorized but unreimbursed expenses.

(c)

The Company shall have the right at any time to terminate your employment hereunder for Due Cause, which termination shall be effective immediately upon the issuance by the Company of written notice to you. For the purposes of this Agreement, "Due Cause" shall mean (i) the intentional refusal (except by reason of incapacity due to physical or mental illness or disability) by you to devote your entire business time to the performance of your duties hereunder as provided for in Section 1 above, (ii) a breach by you of the provisions of Exhibit A annexed hereto, (iii) your conviction (including a conviction on a nolo contendere plea) of a felony involving moral turpitude, (iv) your theft or misappropriation of Company assets, (v) any willful, intentional or grossly negligent act by you having the effect of injuring the reputation or business of the Company (including, without limitation, a violation of the Company's Code of Ethical Standards and Business Practice), or (vi) your repeated or continued failure, neglect or refusal, to perform your duties as an employee of the Company.

(d)

Upon the termination of your employment by the Company (other than for Due Cause), you and the Company shall meet to discuss and, if appropriate, attempt to negotiate an equitable severance arrangement consistent with and taking into account your position, length of service, circumstances surrounding such termination and the then severance practices of the Company.

6.

Concurrently with the execution of this Agreement, you are executing the Company's Trade Secret Agreement (a copy of which is annexed hereto as Exhibit A) and hereby agree to be bound by the terms hereof, all of which are incorporated into and made a part of this Agreement.

7.

You have represented that you have no agreement with or obligations to others in conflict with this Agreement. There are no covenants, representations, warranties, provisions or undertakings other than those contained in this Agreement (including the annexed Exhibit A) and in the Incentive Stock Option Agreement (a copy of which is annexed hereto as Exhibit B), which constitute the entire agreement between us. This Agreement cannot be changed or modified except in writing duly signed by each of us. This Agreement and your rights and obligations hereunder may not be assigned or otherwise transferred by you, and any such transfer or assignment shall be null and void.

8.	This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely in such State.

If the foregoing is in accordance with your understanding of the terms of your employment by the
Company, please sign and return to the undersigned the enclosed duplicate of this letter. Upon our receipt of such fully executed copy, this shall become a binding agreement between us.

Very truly yours,

SEQUA CORPORATION

By:

John J. Quicke, President

ACCEPTED AND AGREED TO:

GERARD M. DOMBEK

Dated:

EXHIBIT A

SEQUA CORPORATION
TRADE SECRET
EMPLOYMENT AGREEMENT

Gerard M. Dombek	Precoat Metals	As of September 28, 1995
Employee Name	Division/Unit	Date

During the course of your employment by SEQUA CORPORATION ("SEQUA") you may acquire information regarding one or more of the trade secrets belonging to SEQUA. These trade secrets include business and technical information, whatever its nature and form and whether obtained orally, by observations, from written materials or otherwise, as for example: devices, formulas and compositions of matter and processes relating to the manufacture of SEQUA's products; designs, drawings, specifications and blueprints of machinery and equipment; lists of SEQUA'S customers, suppliers, employees and their salaries; compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of SEQUA; information on markets, end uses and applications; and business procedures, costs, contracts, proposals and other information relating to SEQUA's business. SEQUA has acquired these trade secrets at great expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons.

This letter, when accepted by you, will evidence your agreement in consideration and as a condition of your employment or continued employment by SEQUA and the wages or salary to be paid to you by SEQUA:

1.

That you will not, in any manner, either during your employment or at any time after termination of your employment with SEQUA, duplicate, remove, transfer, disclose or utilize, or knowingly allow any other persons to duplicate, remove, transfer, disclose or utilize information, property, assets, trade secrets or other things of value of SEQUA which have not been subject to public disclosure, except as required in the course of your employment at SEQUA. Further, upon such termination of your employment with SEQUA you will immediately return to SEQUA all property of SEQUA including any samples, notes, records, technical reports, electronic records, market research reports, files, correspondence, plans, research notebooks, drawings, customer lists, supplier lists, employee lists and planning documents, as well as all copies thereof.

2.

That any and all inventions, discoveries, improvements, writings (including computer software), or compilations which you may conceive or make, either alone or jointly with others during your employment by SEQUA which relate to or are useful in the business of SEQUA, will be the exclusive property of SEQUA and will be regarded as SEQUA's trade secrets and you will promptly and fully disclose all such inventions, discoveries, improvements, writings or compilations to SEQUA.

3.

That, irrespective of whether your employment by SEQUA may have terminated, you will assist SEQUA, at SEQUA's expense, and sign any and all documents necessary or appropriate to assign to SEQUA your entire right, title and interest in and to any and all inventions, discoveries, improvements, writings or compilations specified in Paragraph "2", and to prepare and execute such documents as shall be necessary or appropriate to permit the expeditious preparation, filing or prosecution of such applications for patents or copyrights, or the issuance of patents or copyrights thereon in the name of SEQUA in any countries and to protect the same against infringement by others.

4.

That you will not, anywhere in the United States or any other country where SEQUA competes for business, during your employment by SEQUA and for a period of one (1) year from the date of any termination of your employment, render services directly or indirectly for employment, render services directly or indirectly for your own account or to any person, firm or corporation competitive with SEQUA, except that you may accept employment with a diversified company so long as your employment pertains solely to that part of its business which is not competitive with SEQUA and provided that, prior to accepting such employment, SEQUA receives written assurances satisfactory to it from the prospective employer that you shall not be required to render services in that part of its business which does compete with SEQUA. If you are unable to obtain employment consistent with your training and education solely because of the provisions of this paragraph, such provision shall bind you as long as SEQUA, in its sole discretion, makes payments to you of an amount equal to your monthly base pay at termination (exclusive of extra compensation or employee benefits) on or before the fifteenth day of each month; however, the total sum to be paid by SEQUA shall in no event be any amount greater than the equivalent of twelve (12) such monthly payments. You will, during each month for which you claim payments, give SEQUA a detailed written account of your efforts to obtain employment and such account will include a statement by you that, although you conscientiously sought employment, you were unable to obtain it solely because of the provisions of this paragraph. It is understood that SEQUA need not make a monthly payment to you for any month during which you have failed to account to SEQUA as provided for herein, but that the restriction on employment provided in this paragraph shall still apply.

You shall be relieved of your agreement as in this paragraph set forth if an officer of SEQUA gives you written permission to accept available employment, or gives you a written release from the obligations of this paragraph, or fails to make the monthly payment required in the above paragraph even though you have fully complied with your obligation to provide detailed written accounts. Upon your obtaining employment, you will promptly give written notice of such employment to SEQUA. It is understood that SEQUA may discontinue the aforesaid monthly payments at any time.

For the purpose hereof, a company will be deemed to be in competition with SEQUA, if it is engaged in or intends to be engaged in, research or development, production, marketing or selling any product or process which resembles or competes with a product being made or sold by SEQUA or a process being employed by SEQUA or a product or process upon which you were working during your employment by SEQUA, or about which you acquire confidential information through your work with SEQUA.

5.

That you have represented that you have no agreement with or obligations to others in conflict with this agreement; that your employment is not for any definite period and may be terminated by either party at any time; that should this agreement be adjudicated illegal in any respect by a court of competent jurisdiction, then only such part of the particular provision so adjudicated shall be abrogated and the remainder of such provision and all other provisions of this agreement shall remain in full force and effect.

6.

That this Agreement shall bind your heirs, executors, administrators and legal representatives and your rights and obligations hereunder may not be assigned or otherwise transferred by you. Sequa may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its interest in the business or activity in connection with which you are employed.

7.

That you understand and agree that in the event of your violation or breach of your obligations under this Agreement, SEQUA shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief, in addition to any other rights or remedies to which SEQUA may be entitled.

8.	That the obligations hereunder shall remain in effect during your employment by SEQUA and thereafter whatever the reason for termination of such employment.

It is understood that the agreement evidenced by this letter constitutes the entire agreement between you and SEQUA, and cannot be changed or modified except in writing signed by an officer of SEQUA.

SEQUA CORPORATION

By:

Title:

ACKNOWLEDGMENT AND ACCEPTANCE:

The undersigned hereby acknowledges receipt
of a copy of this Agreement and acceptance
of its terms.

Gerard M. Dombek

Date:

EXHIBIT B

SEQUA CORPORATION - 1988 KEY EMPLOYEES STOCK OPTION PLAN

INCENTIVE STOCK OPTION AGREEMENT

Pursuant to the terms of the 1988 Key Employees Stock Option Plan (the "Plan") of Sequa Corporation, you are hereby notified that you were granted an Incentive Stock Option to purchase all or a part of 5,000 shares of the Company's Class A common stock, no par value, on the terms and conditions set forth below and in the Plan, a copy of which is annexed hereto and made part hereof.

(a)	Option Price:	$32.25 per share

(b)	Terms of Option:	Five (5) years, expiring September 22, 1998

(c)	Amounts Exercisable:

1,666 shares, commencing September 23, 1994
1,667 shares, commencing September 23, 1995
1,667 shares, commencing September 23, 1996

(d)	Method of Exercise Option:

Written notice to the Company of exercise specifying the number of shares to be purchased, accompanied by payment of the aggregate purchase price thereof, such payment to be (1) entirely in cash, (2) entirely in shares by tendering and delivering to the Company shares of the common stock of the Company owned beneficially by optionee, or (3) partly in cash and partly in shares of common stock.

(e)	Investment Representation:

The Committee (or the Board of Directors of the Company) may require as a condition of exercise that you furnish an agreement (in such form as may be specified) to the effect that the shares are being purchased for investment only and not with a view to the distribution thereof.

SEQUA CORPORATION

By:

Chairman of the Board

Dated: September 23, 1993

ACCEPTED, SUBJECT TO THE
TERMS AND CONDITIONS HEREIN
AND IN THE PLAN:

By:

Gerard M. Dombek

As of December 31, 1997

Mr. Gerard M. Dombek
13539 Sunset Ridge Lane
St. Louis, MO 63128

Dear Jerry:

Reference is made to your Employment Agreement, dated as of September 28, 1995. This is to confirm that the term of your Agreement with Sequa is hereby further extended to December 31, 1999. Accordingly, paragraph 5(a) of your Employment Agreement is revised to read in its entirety as follows:

"The term of your employment hereunder is for the period from September 28, 1995 to December 31, 1999, subject, however, to earlier termination pursuant to the provisions of subparagraphs 5(b) or (c) below."

Except as set forth above, this letter shall not amend or affect your Employment Agreement. Your underlying Employment Agreement, as hereby amended, is to remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to me. Upon my receipt of your fully executed copy, this shall constitute a binding agreement between us.

Very truly yours,

SEQUA CORPORATION

By:

John J. Quicke
President and Chief Operating Officer

AGREED TO AND ACCEPTED

Gerard M. Dombek

Date:

As of December 31, 1999

Mr. Gerard M. Dombek
13539 Sunset Ridge Lane
St. Louis, MO 63128

Dear Jerry:

Reference is made to your Employment Agreement, dated as of September 28, 1995. This is to confirm that the term of your Agreement with Sequa Corporation is hereby further extended to December 31, 2001. Accordingly, paragraph 5(a) of your Employment Agreement is revised to read in its entirety as follows:

"The term of your employment hereunder is for the period from September 28, 1995 to December 31, 2001, subject, however, to earlier termination pursuant to the provisions of subparagraphs 5(b) or 5(c) below."

Except as set forth above, this letter shall not amend or affect your Employment Agreement. Your underlying Employment Agreement, as hereby amended, is to remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to me. Upon my receipt of your fully executed copy, this shall constitute a binding agreement between us.

Very truly yours,

SEQUA CORPORATION

By:

John J. Quicke
President and Chief Operating Officer

AGREED TO AND ACCEPTED

Gerard M. Dombek

Date:

As of March 1, 2001

Mr. Gerard M. Dombek
13539 Sunset Ridge Lane
St. Louis, MO 63128

Dear Jerry:

Reference is made to your Employment Agreement, dated as of September 28, 1995. This is to confirm that the term of your Agreement with Sequa Corporation is hereby extended to December 31, 2003. Accordingly, paragraph 5(a) of your Employment Agreement is revised to read in its entirety as follows:

"The term of your employment hereunder is for the period from September 28, 1995 to December 31, 2003, subject, however, to earlier termination pursuant to the provisions of subparagraphs 5(b) or 5(c) below."

Except as set forth above, this letter shall not amend or affect your Employment Agreement. Your underlying Employment Agreement, as hereby amended, is to remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to me. Upon my receipt of your fully executed copy, this shall constitute a binding agreement between us.

Very truly yours,

SEQUA CORPORATION

By:

John J. Quicke
President and Chief Operating Officer

AGREED TO AND ACCEPTED

Gerard M. Dombek

Date: